                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                                GERON CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                               75-2287752
     (State or other jurisdiction of    (I.R.S. Employer Identification No.)
     incorporation or organization)

                              --------------------
                             230 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025

                                 (650) 473-7700

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------
                                THOMAS B. OKARMA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                GERON CORPORATION
                             230 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 473-7700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------
                                   Copies to:

                                ALAN C. MENDELSON
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (650) 843-5000

                              ---------------------

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
        PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE UNTIL THE DATE THAT IS TWO YEARS FOLLOWING THE EFFECTIVE DATE
 OF THIS REGISTRATION STATEMENT OR UNTIL AN EARLIER TIME THAT ALL OF THE SHARES
                       REGISTERED HEREIN HAVE BEEN SOLD.

                              ---------------------

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF      AMOUNT TO BE       PROPOSED MAXIMUM             PROPOSED MAXIMUM             AMOUNT OF
 SECURITIES TO BE REGISTERED    REGISTERED    OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par       2,899,390(2)              $9.91                    $28,732,955                 $7,988
value......................     shares
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant's common stock on October 26, 1999 as reported on the Nasdaq National Market.

(2) Includes shares issuable upon conversion of $12,500,000 of Series C two percent convertible debentures and warrants exercisable to purchase 1,100,000 shares of common stock. For purposes of estimating the number of shares of common stock to be included in this registration statement, Geron calculated 125% of the number of shares of common stock issuable upon conversion of the debentures and exercise of the warrants at their current conversion and exercise prices, respectively, which number represents Geron Corporation's good faith estimate of the number of shares of common stock issuable upon conversion of the debentures and exercise of the warrants. Also includes an indeterminate number of shares issuable upon conversion of the Series C two percent convertible debentures and exercise of the warrants solely by reason of stock splits, stock dividends and similar transactions in accordance with Rule 416.

                              --------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE THAT THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                              SUBJECT TO COMPLETION

                             DATED OCTOBER 29, 1999

                                GERON CORPORATION

                                2,899,390 SHARES
                                 OF COMMON STOCK

        The selling stockholder is offering up to 2,899,390 shares of Geron Corporation common stock.

        The selling stockholder will determine the price of the common stock independent of Geron. Our common stock trades on the Nasdaq National Market under the symbol GERN. On October 28, 1999, the last reported sale price of our common stock was $9.63 per share.

        We will not be paying any underwriting discounts or commissions in this offering.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


October 29, 1999

                                TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
INFORMATION ABOUT GERON................................................................2

RECENT DEVELOPMENT.....................................................................2

RISK FACTORS...........................................................................3

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY
ARE INHERENTLY UNCERTAIN...............................................................16

WHERE CAN YOU FIND MORE INFORMATION....................................................16

USE OF PROCEEDS........................................................................17

SELLING STOCKHOLDER....................................................................18

PLAN OF DISTRIBUTION...................................................................20

LEGAL MATTERS..........................................................................22

EXPERTS................................................................................22

        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.



                                       1.

                             INFORMATION ABOUT GERON

        We are a biopharmaceutical company focused on discovering, developing and commercializing therapeutic and diagnostic products to treat cancer and other age-related chronic degenerative diseases. Our technology includes the discovery of small molecule inhibitors of telomerase for cancer therapy; telomere and telomerase-based research and diagnostic tools; telomerase activation to extend the replicative lifespan of normal cells; and complementary stem cell, gene therapy and nuclear transfer approaches to restore the function of degenerating organs. Telomeres are structures at the ends of chromosomes that protect chromosomes from degradation and act as a molecular clock of cellular aging. Telomerase is an enzyme that has the capability of restoring telomere length and stopping the molecular clock, thereby conferring cellular immortality. By manipulating telomere length through telomerase regulation, we hope to be able to kill cancer cells where telomerase is abnormally turned on. Conversely, we seek to increase the lifespan of normal cells, where telomerase is normally turned off, to treat age-related diseases.

        We were incorporated in 1990 under the laws of Delaware. Our principal executive offices are located at 230 Constitution Drive, Menlo Park, California 94025 and our telephone number is (650) 473-7700. References in this prospectus to "we," "us," "our," and "Geron" refer to Geron Corporation and its subsidiaries.

                               RECENT DEVELOPMENT

        On September 30, 1999, we completed a private placement of $12.5 million face amount of Series C two percent (2%) convertible debentures and warrants to purchase up to 1.1 million shares of our common stock, for an aggregate purchase price of $12.5 million. The debentures are convertible into common stock at the option of the holder until the date which is three years following the date of issuance at a conversion price of $10.25 per share, subject to adjustment under certain circumstances. The debentures are convertible at our option when the closing bid price of our common stock on the Nasdaq National Market is greater than 175% of the conversion price for ten consecutive trading days. The warrants are exercisable for common stock at the option of the holder until the earlier of (i) 540 days after our authorized common stock is duly increased by at least 1,710,381 shares or (ii) September 21, 2001. The exercise price is $12.50 per share for 1,000,000 warrants and $12.75 per share for 100,000 warrants, subject to adjustment under certain circumstances. Under the terms of the private placement, we agreed to file a registration statement on Form S-3 to cover the shares of common stock issuable upon conversion of the debentures and exercise of the warrants.



                                       2.

                                  RISK FACTORS

        Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Any of these risks could materially adversely affect our business, operating results and financial condition.

OUR PRODUCT DEVELOPMENT PROGRAMS ARE AT AN EARLY STAGE AND MAY NOT RESULT IN ANY COMMERCIALLY VIABLE PRODUCTS; FAILURE TO DEVELOP ANY COMMERCIALLY VIABLE PRODUCTS MAY IMPAIR OUR ABILITY TO ATTRACT FUTURE FUNDING AND OUR ABILITY TO SUSTAIN OPERATIONS

        The study of the mechanisms of cellular aging and cellular immortality, including telomere biology and telomerase, the study of human pluripotent stem cells, and the process of nuclear transfer are relatively new areas of research. While our development efforts are at different stages for different products, we cannot assure you that we will successfully develop any products or that we will not abandon some or all of our proposed research programs. In the long term, for any of our cancer treatments or other discoveries to be proven commercially viable, we will need to demonstrate to the health care community that the treatment or products are:

        -       safe;

        -       effective;

        -       reliable; and

        - not subject to other problems that would affect commercial viability.

        If and when potential lead drug compounds or product candidates are identified through our research programs, they will require significant preclinical and clinical testing prior to regulatory approval in the United States and elsewhere. In addition, we will also need to determine whether any of these potential products can be manufactured in commercial quantities at an acceptable cost. Our efforts may not result in a product that can be marketed. Because of the significant scientific, regulatory and commercial milestones that must be reached for any of our research programs to be successful, any program may be abandoned, even after significant resources have been expended.

        Our inability to identify an effective compound for inhibiting telomerase may prevent us from developing a viable cancer treatment product, which would adversely impact our future business prospects

        As a result of our drug discovery efforts to date, we have identified compounds in laboratory studies that demonstrate potential for inhibiting telomerase in humans. However, additional development efforts will be required before we select a lead compound for preclinical development and clinical trials as a telomerase inhibitor for cancer. We will have to conduct additional research before we can select a compound and we may never identify a compound that will enable us to fully develop a commercially viable treatment for cancer.

        If and when selected, a lead compound may prove to have undesirable and unintended side effects or other characteristics affecting its safety or effectiveness that may prevent or limit its commercial use. In terms of safety, our discoveries may result in cancer treatment solutions that cause unacceptable side effects for the human body. Our discoveries may also not be as effective as is necessary to market a commercially viable product for the treatment of cancer. For example, we expect that telomerase inhibition may have delayed effectiveness as telomeres resume normal shortening. As a result, telomerase inhibition may need to be used in conjunction with other cancer therapies. Accordingly, it may become extremely difficult for us to proceed with preclinical and clinical development, to obtain regulatory approval or to market a telomerase inhibitor for the treatment of cancer. If we abandon our research for cancer treatment for any of these reasons or for other reasons, our business prospects would be materially and adversely affected.

        Our research related to the treatment of age-related degenerative diseases has not yet identified a compound that has potential as a therapeutic agent and failure to do so would lead to the termination of this program

        The research resulting from our telomerase activation and expression program has shown us that the activation of telomerase can extend cell lifespan in normal human cells. While telomere length and replicative capacity have



                                       3.

been extended in laboratory studies, we may not discover a compound that will modulate telomere length or increase replicative capacity effectively for clinical use. We have yet to identify any lead compounds that have been demonstrated to modulate gene expression in human cells and we cannot guarantee that we will be able to discover or develop the necessary compound.

        There is currently insufficient clinical data to determine the full utility of our cancer diagnostic tests and negative data could cause cancellation of the program.

        There is, as yet, insufficient clinical data to confirm the full utility of our proprietary telomerase detection technology to diagnose, prognose, monitor patient status and screen for cancer. Although Intergen, Roche Diagnostics, Kyowa Medex and PharMingen, our licensees, have begun to sell kits for research use, additional development work and regulatory consents will be necessary prior to the introduction of tests for clinical use.

        Our research on human pluripotent stem cells is at an early stage and may not result in any commercially viable products

        Our pluripotent stem cell therapies program is also at an early stage. While human pluripotent stem cells have been derived and allowed to expand and differentiate into numerous cell types, our efforts to direct differentiation of human pluripotent stem cells and develop products from our research may not result in any commercial applications.

        Our research related to nuclear transfer may not result in any commercially viable products

        Nuclear transfer techniques are still in the process of being fully understood. Our research collaboration with the Roslin Institute focuses at its most fundamental level on understanding the molecular mechanisms used by egg cell cytoplasm to reprogram adult cells. Our goal is to confer reprogramming capability to the cytoplasm of any mature cell in order to produce transplantable tissue-matched cells for an intended transplant recipient. However, our research in this area is in its early stages and may not result in any commercially viable products for human health or agriculture.

WE HAVE A HISTORY OF OPERATING LOSSES AND ANTICIPATE FUTURE LOSSES; CONTINUED LOSSES COULD IMPAIR OUR ABILITY TO SUSTAIN OPERATIONS

        We have incurred net operating losses every year since our operations began in 1990. As of June 30, 1999, our accumulated deficit was approximately $87,971,000. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur additional operating losses over the next several years as our research and development efforts and preclinical testing activities are expanded. Substantially all of our revenues to date have been research support payments under the collaborative agreements with Kyowa Hakko and Pharmacia & Upjohn. Research support payments under the agreement with Kyowa Hakko expired in April 1998. Research payments under the agreement with Pharmacia & Upjohn expire in January 2000. We are unable to estimate at this time the level of revenue to be received from the sale of diagnostic products, and do not expect to receive significant revenues from the sale of research-use-only kits. Our ability to achieve profitability is dependent on our ability, alone or with others, to:

        - continue to have success with our research and development efforts;

        -       select therapeutic compounds for development;

        -       obtain the required regulatory approvals; and

        -       manufacture and market resulting products.

        We cannot assure you when or if we will receive material revenues from product sales or achieve profitability. Failure to generate significant additional revenues and achieve profitability could impair our ability to sustain operations.



                                       4.

WE DEPEND ON OUR COLLABORATIVE PARTNERS TO HELP US COMPLETE THE PROCESS OF DEVELOPING AND TESTING OUR PRODUCTS AND OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS MAY BE IMPAIRED OR DELAYED IF OUR COLLABORATIVE PARTNERSHIPS ARE UNSUCCESSFUL

        Our strategy for the development, clinical testing and commercialization of our products requires entering into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. We cannot assure you that our partners will cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to our research activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

        Our ability to successfully develop and commercialize telomerase inhibition products depends on our corporate partnerships with Kyowa Hakko and Pharmacia & Upjohn, and our ability to successfully develop and commercialize telomerase diagnostic products depends on our corporate partnership with Roche Diagnostics. Under our collaborative agreements with these partners, we rely significantly on them, among other activities, to:

        -       design and conduct advanced clinical trials;

        -       fund research and development activities with us;

        -       pay us fees upon the achievement of milestones; and


        - co-promote with us any commercial products that result from our collaborations.

        The development and commercialization of products from these collaborations will be delayed if Kyowa Hakko, Pharmacia & Upjohn or Roche Diagnostics fail to conduct these collaborative activities in a timely manner or at all. In addition, Kyowa Hakko, Pharmacia & Upjohn or Roche Diagnostics could terminate these agreements and we cannot assure you that we will receive any development or milestone payments. If we do not receive research funds or achieve milestones set forth in the agreements, or if Kyowa Hakko, Pharmacia & Upjohn or Roche Diagnostics or any of our future partners breach or terminate collaborative agreements with us, our business may be damaged significantly.

        We are also, to a lesser extent, dependent upon collaborative partners other than Kyowa Hakko, Pharmacia & Upjohn and Roche Diagnostics. For example, we have entered into licensing arrangements with several diagnostic companies for our telomerase detection technology. However, because these licenses are limited to the research-use-only market, these arrangements are not expected to generate significant commercial revenues, if at all.

UNEXPECTED COSTS AND OTHER DIFFICULTIES ARISING FROM OUR ACQUISITION OF ROSLIN BIO-MED LTD. AND SIMULTANEOUS RESEARCH COLLABORATION WITH THE ROSLIN INSTITUTE MAY DRAIN HUMAN AND FINANCIAL RESOURCES, OR OTHERWISE NEGATIVELY AFFECT OUR OPERATIONS

        In May 1999, we acquired Roslin Bio-Med, a private company located in Scotland which was established by the Roslin Institute to develop nuclear transfer technology. Our acquisition of Roslin Bio-Med and formation of a research collaboration with the Roslin Institute have expanded the scope of our business and operations. As a result, we may be presented with operational issues that we have not previously faced as a company, but which generally accompany acquisitions and research collaborations of this nature, including:

        - the difficulty of assimilating Roslin Bio-Med's operations and personnel;

        - the potential disruption of ongoing business and distraction of management;

        - unanticipated expenses related to technology and research integration;

        - the difficulty of implementing and maintaining uniform standards, controls, procedures and policies;

        - the potential impairment of relationships with employees and collaborators as a result of integration of new management personnel; and

        - the potential unknown liabilities associated with acquired businesses.



                                       5.

        We cannot assure you that we will be able to overcome any of these obstacles, and our failure to do so could prevent us from achieving the perceived benefits of the acquisition and collaboration and negatively impact our research activities and results of operations.

        In addition, our agreement with the Roslin Institute obligates us to provide approximately $21 million in development funding. If we are unable to fulfill this significant obligation, the Roslin Institute could terminate the agreement and we would lose our rights to the technology.

THE ACQUISITION OF ROSLIN BIO-MED HAS SUBJECTED US TO THE UNCERTAINTY INHERENT IN INTERNATIONAL OPERATIONS, AND WE HAVE LIMITED EXPERIENCE WITH INTERNATIONAL OPERATIONS

        To date, we have only limited experience in managing operations internationally. Our acquisition of Roslin Bio-Med represents our first experience in managing international operations. As a result of our international expansion, we are now subject to the uncertainties inherent in international operations, including:

        -       unexpected changes in regulatory requirements;

        -       compliance with international laws;

        - difficulties in staffing and managing international operations including those that arise as a result of distance, language and cultural differences;

        -       currency exchange rate fluctuations;

        -       political instability;

        -       export restrictions; and

        -       potentially adverse tax consequences.

        One or more of these factors could have a material adverse effect on our future international operations, the success of our acquisition of Roslin Bio-Med and, consequently, on our business, operating results, and financial condition. Similarly, our collaborations with international partners such as the Roslin Institute, Pharmacia & Upjohn, Kyowa Hakko and Roche Diagnostics could also subject us to the above described international uncertainties.

IF WE ARE UNABLE TO ENTER INTO COLLABORATIVE RELATIONSHIPS FOR MANUFACTURING, MARKETING AND SALES, WE WILL NEED TO DEVELOP THESE CAPABILITIES ON OUR OWN WHICH WOULD BE COSTLY AND WOULD SLOW OUR PRODUCT DEVELOPMENT EFFORTS

        We currently have no manufacturing infrastructure and no marketing or sales organization. As a result, we intend to rely almost entirely on our current and future collaborative partners for manufacturing and principal marketing and sales responsibilities for any potential products. To the extent that we choose not to or are unable to establish these arrangements, we will require substantially greater capital to develop our own manufacturing, marketing and sales capabilities.

        We cannot assure you that we will be able to negotiate additional strategic arrangements in the future on acceptable terms, if at all, or that any potential strategic arrangement will be successful. In the absence of these arrangements, we may encounter significant delays in introducing any product or find that the research, development, manufacture, marketing or sale of any product is adversely affected. In the event we need to enter into strategic arrangements in the future, but are unable to do so, our business will be significantly and negatively impacted.

OUR RELIANCE ON THE RESEARCH ACTIVITIES OF OUR NON-EMPLOYEE SCIENTIFIC ADVISORS AND OTHER RESEARCH INSTITUTIONS, WHOSE ACTIVITIES ARE NOT WHOLLY WITHIN OUR CONTROL, MAY LEAD TO DELAYS IN TECHNOLOGICAL DEVELOPMENTS

        We rely extensively and have relationships with scientific advisors at academic and other institutions, some of whom conduct research at our request. These scientific advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these advisors and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. If our scientific advisors



                                       6.

are unable or refuse to contribute to the development of any of our potential discoveries, our ability to generate significant advances in our technologies will be significantly harmed.

        In addition, we have formed research collaborations with many academic and other research institutions throughout the world, including the Roslin Institute. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

IMPAIRMENT OF OUR INTELLECTUAL PROPERTY RIGHTS, WHICH ARE COSTLY AND DIFFICULT TO PROTECT, MAY LIMIT OUR ABILITY TO PURSUE THE DEVELOPMENT OF OUR INTENDED TECHNOLOGIES AND PRODUCTS

        Our success will depend on our ability to obtain and enforce patents for our discoveries; however, legal principles for biotechnology patents are not firmly established and the extent to which we will be able to obtain patent coverage is uncertain

        Protection of our proprietary compounds and technology is critically important to our business. Our success will depend in part on our ability to obtain and enforce our patents and maintain trade secrets, both in the United States and in other countries. The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. We cannot assure you that we will continue to develop products or processes that are patentable or that patents will issue from any of our pending applications, including allowed patent applications. Further, we cannot assure you that our current patents, or patents that issue on pending applications, will not be challenged, invalidated or circumvented, or that our current or future patent rights will provide proprietary protection or competitive advantages to us. In the event that we are unsuccessful in obtaining and enforcing patents, our business would be negatively impacted.

        Patent applications in the United States are maintained in secrecy until patents issue. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by at least several months and sometimes several years. Therefore, we cannot assure you that the persons or entities that we or our licensors name as inventors in our patents and patent applications were the first to invent the inventions disclosed in the patent applications or patents, or file patent applications for these inventions. As a result, we may not be able to obtain patents from discoveries that we otherwise would consider patentable and that we consider to be extremely significant to our future success.

        Patent prosecution or litigation may also be necessary to obtain patents, enforce any patents issued or licensed to us or to determine the scope and validity of our proprietary rights or the proprietary rights of another. We cannot assure you that we would be successful in any patent prosecution or litigation. Patent prosecution and litigation in general can be extremely expensive and time consuming, even if the outcome is favorable to us. An adverse outcome in a patent prosecution, litigation or any other proceeding in a court or patent office could subject our business to significant liabilities to other parties, require disputed rights to be licensed from other parties or require us to cease using the disputed technology.

        We may be subject to infringement claims that are costly to defend, and which may limit our ability to use disputed technologies and prevent us from pursuing research and development or commercialization of potential products

        Our commercial success depends significantly on our ability to operate without infringing patents and proprietary rights of others. We cannot assure you that our technologies do not and will not infringe the patents or proprietary rights of others. In the event our technologies do infringe on the rights of others, we may be prevented from pursuing research, development or commercialization of potential products or may be required to obtain licenses to these patents or other proprietary rights or develop or obtain alternative technologies. We may not be able to obtain alternative technologies or any required license on commercially favorable terms, if at all. If we do not obtain the necessary licenses or alternative technologies, we may be delayed or prevented from pursuing the development of some potential products. Our breach of an existing license or failure to obtain alternative technologies or a license to any technology that we may require to develop or commercialize our products will significantly and negatively affect our business.



                                       7.

        Patent law relating to the scope and enforceability of claims in the technology fields in which we operate is still evolving, and the degree of future protection for any of our proprietary rights is highly uncertain. In this regard we cannot assure you that independent patents will issue from any of our patent applications, some of which include many interrelated applications directed to common or related subject matter. As a result, our success may become dependent on our ability to obtain licenses for using the patented discoveries of others. We are aware of patent applications and patents that have been filed by others with respect to telomerase and telomere length technology and we may have to obtain licenses to use this technology. For example, there are a number of issued patents and pending applications owned by others directed to differential display, stem cell and other technologies relating to our research, development and commercialization efforts. We may also become aware of discoveries and technology controlled by third parties that are advantageous to our other research programs. We cannot assure you that our discoveries and treatments can be further developed and commercialized without a license to these discoveries or technologies. Moreover, other patent applications may be granted priority over patent applications that we or any of our licensors have filed. Furthermore, others may independently develop similar or alternative technologies, duplicate any of our technologies or design around the patented technologies we have developed. In the event that we are unable to acquire licenses to critical technologies that we cannot patent ourselves, we may be required to expend significant time and resources to develop similar technology, and we may not be successful in this regard. If we cannot acquire or develop the necessary technology, we may be prevented from pursuing some of our business objectives. Moreover, one of our competitors could acquire or license the necessary technology. Any of these events could have a material adverse effect on our business.

        We cannot assure you that we will not be subject to claims or litigation as a result of entering into license agreements with third parties or infringing on the patents of others. For example, we signed a licensing and sponsored research agreement relating to our pluripotent stem cell therapies program with The Johns Hopkins University School of Medicine in August 1997. Prior to signing this agreement, we had been informed by a third party that we and Johns Hopkins University would violate the rights of that third party and another academic institution in doing so. After a review of the correspondence with the third party and Johns Hopkins University, as well as related documents, including an issued U.S. patent, we believe that both we and Johns Hopkins University have substantial defenses to any claims that might be asserted by the third party. We have agreed to provide indemnification to Johns Hopkins University relating to potential claims. However, any litigation resulting from this matter may divert significant resources, both financial and otherwise, from our research programs. We cannot assure you that we would be successful if the matter is litigated. If the outcome of litigation is unfavorable to us, our business could be materially and adversely affected.

        Much of the information and know-how that is critical to our business is not patentable and we may not be able to prevent others from obtaining this information and establishing competitive enterprises

        We rely extensively on trade secrets to protect our proprietary technology, especially in circumstances in which patent protection is not believed to be appropriate or obtainable. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants and contractors. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

WE WILL NEED ADDITIONAL CAPITAL TO CONDUCT OUR OPERATIONS AND DEVELOP OUR PRODUCTS, AND OUR ABILITY TO OBTAIN THE NECESSARY FUNDING IS UNCERTAIN

        We will require substantial capital resources in order to conduct our operations and develop our products. We estimate that our existing capital resources, payments under the Pharmacia & Upjohn collaborative agreement, interest income and equipment financing will be sufficient to fund our current level of operations through the second quarter of 2001. The timing and degree of any future capital requirements will depend on many factors, including:

        - the accuracy of the assumptions underlying our estimates for our capital needs in 1999 and beyond;

        - continued scientific progress in our research and development programs;

        - the magnitude and scope of our research and development programs;



                                       8.

        - our ability to maintain and establish strategic arrangements for research, development, clinical testing, manufacturing and marketing;

        -       our progress with preclinical and clinical trials;

        -       the time and costs involved in obtaining regulatory approvals;

        - the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

        -       the potential for new technologies and products.

        We intend to acquire additional funding through strategic collaborations, public or private equity financings and capital lease transactions. Additional financing may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs, each of which could have a material adverse effect on our business.

SOME OF OUR COMPETITORS MAY DEVELOP TECHNOLOGIES THAT ARE SUPERIOR TO OR MORE COST-EFFECTIVE THAN OURS, WHICH MAY IMPACT THE COMMERCIAL VIABILITY OF OUR TECHNOLOGIES AND WHICH MAY SIGNIFICANTLY DAMAGE OUR ABILITY TO SUSTAIN OPERATIONS

        The pharmaceutical and biopharmaceutical industries are intensely competitive. We believe that other pharmaceutical and biopharmaceutical companies and research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms of cell aging and cell immortality, including the study of telomeres, telomerase, human pluripotent stem cells, and nuclear transfer. In addition, other products and therapies that could compete directly with the products that we are seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies, and by academic and other research organizations. Many companies are also developing alternative therapies to treat cancer and, in this regard, are competitors of ours. The pharmaceutical companies developing and marketing these competing products have significantly greater financial resources and expertise than we do in:

        -       research and development;

        -       manufacturing;

        -       preclinical and clinical testing;

        -       obtaining regulatory approvals; and

        -       marketing.

        Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs. There is also competition for access to libraries of compounds to use for screening. Should we fail to secure and maintain access to sufficiently broad libraries of compounds for screening potential targets, our business would be materially harmed. In addition to the above factors, we expect to face competition in the following areas:

        -       product efficacy and safety;

        -       the timing and scope of regulatory consents;

        -       availability of resources;

        -       reimbursement coverage;

        -       price; and

        - patent position, including potentially dominant patent positions of others.



                                       9.

        As a result of the foregoing, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than us. Most significantly, competitive products may render our products that we develop obsolete.

THE LOSS OF KEY PERSONNEL COULD SLOW OUR ABILITY TO CONDUCT RESEARCH AND DEVELOP PRODUCTS

        Our future success depends to a significant extent on the skills, experience and efforts of our executive officers and key members of our scientific staff. The loss of any or all of these individuals could damage our business and might significantly delay or prevent the achievement of research, development or business objectives.

        We also rely on consultants and advisors, including the members of our Scientific Advisory Board, who assist us in formulating our research and development strategy. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may not be able to attract and retain these individuals on acceptable terms. Failure to do so would adversely affect our business.

THE ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF THE PLURIPOTENT STEM CELL THERAPIES AND NUCLEAR TRANSFER PROGRAMS COULD PREVENT US FROM DEVELOPING OR GAINING ACCEPTANCE FOR COMMERCIALLY VIABLE PRODUCTS IN THIS AREA

        Our pluripotent stem cell therapies program may involve the use of human pluripotent stem cells that would be derived from human embryonic or fetal tissue. The use of human pluripotent stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human pluripotent stem cell therapies becomes the subject of adverse commentary or publicity, our name and goodwill could be adversely affected.

        In addition, our nuclear transfer program involves the same techniques that have previously been utilized to clone sheep. It is possible that these nuclear transfer techniques could also be used in attempts to reproductively clone living human beings, an application that we believe to be unnecessary and unethical. Although we and the Roslin Institute support the current international prohibitions on human reproductive cloning, the process of nuclear transfer itself still gives rise to ethical, legal and social issues regarding the appropriate nature of this type of research. In the event that our research related to nuclear transfer becomes the subject of adverse commentary or publicity, our name and goodwill could be adversely affected.

        We have established an Ethics Advisory Board comprised of independent and recognized medical ethicists to advise us with respect to these issues. Indeed, the use of human pluripotent stem cell and nuclear transfer techniques in scientific research is an issue of national interest. Many research institutions, including several of our scientific collaborators, have adopted policies regarding the ethical use of these types of human cells. These policies may have the effect of limiting the scope of research conducted in this area. The United States government currently does not fund research that involves the use of human pluripotent cells or tissue and may in the future regulate or otherwise restrict its use. The pluripotent stem cell therapies program would be significantly harmed if we are prevented from conducting research on these cells due to government regulation or otherwise. Also, in the event that regulatory bodies ban nuclear transfer processes, our nuclear transfer program could be cancelled and our business could be negatively affected.

OUR ABILITY TO EARN REVENUES FROM THE SALE OF MARKETABLE PRODUCTS IS PARTLY DEPENDENT ON THE SCOPE OF GOVERNMENT REGULATION AND OUR SUCCESS IN OBTAINING REGULATORY APPROVAL FOR OUR PRODUCTS

        Our business is subject to intense government regulation and this regulation may significantly impact our ability to create and market commercially viable products

        Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities. The preclinical testing and clinical trials of the products that we develop ourselves or that our collaborative partners develop are subject to intense government regulation and may prevent us from creating commercially viable products from our discoveries. In addition, the sale by us or our



                                      10.

collaborative partners of any commercially viable product will be subject to government regulation from several standpoints, including the processes of:

        -       manufacturing;

        -       labeling;

        -       selling;

        -       distributing;

        -       marketing;

        -       advertising; and

        -       promoting.

        We cannot assure you that we will be able to comply with these regulations for any of our potentially marketable products. To the extent that we are unable, our ability to earn revenues will be significantly and negatively impacted.

        The regulatory process, particularly for biopharmaceutical products like ours, is uncertain, can take many years and requires the expenditure of substantial resources. Any product that we or our collaborative partners develop must receive all relevant regulatory agency approvals or clearances, if any, before it may be marketed in the United States or other countries. Generally, biological drugs and non-biological drugs are regulated more rigorously than medical devices. In particular, human pharmaceutical therapeutic products, including a telomerase inhibitor, are subject to rigorous preclinical and clinical testing and other requirements by the Food and Drug Administration in the United States and similar health authorities in foreign countries. The regulatory process, which includes extensive preclinical testing and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources.

        Data obtained from preclinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory agency approvals or clearances. In addition, delays or rejections may be encountered based upon changes in regulatory agency policy during the period of product development and/or the period of review of any application for regulatory agency approval or clearance for a product. Delays in obtaining regulatory agency approvals or clearances could:

        - significantly harm the marketing of any products that we or our collaborative partners develop;

        - impose costly procedures upon our activities or the activities of our collaborative partners;

        - diminish any competitive advantages that we or our collaborative partners may attain; or

        - adversely affect our ability to receive royalties and generate revenues and profits.

        Even if we commit the time and resources, both economic and otherwise, that are necessary, the required regulatory agency approvals or clearances may not be obtained for any products developed by or in collaboration with us. If regulatory agency approval or clearance for a new product is obtained, this approval or clearance may entail limitations on the indicated uses for which it may be marketed that could limit the potential market for the product. Furthermore, approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Failure to comply with regulatory requirements can result in severe civil and criminal penalties, including but not limited to:

        -       recall or seizure of products;

        - injunction against manufacture, distribution, sales and marketing; and

        -       criminal prosecution.

        The imposition of any of these penalties could significantly impair our business.



                                      11.

TO BE SUCCESSFUL, OUR PRODUCTS MUST BE ACCEPTED BY THE HEALTH CARE COMMUNITY THAT CAN BE VERY SLOW TO ADOPT OR UNRECEPTIVE TO NEW TECHNOLOGIES AND PRODUCTS

        We cannot assure you that any products successfully developed by us or by our collaborative partners, if approved for marketing, will achieve market acceptance since physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that we are attempting to develop may represent substantial departures from established treatment methods and will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

        - our establishment and demonstration to the medical community of the clinical efficacy and safety of our product candidates;

        - our ability to create products that are superior to alternatives currently on the market;

        - our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

        -       reimbursement policies of government and third-party payors.

        If the health care community does not accept our products for any of the foregoing reasons, our ability to generate revenues will be significantly impaired.

THE REIMBURSEMENT STATUS OF NEWLY-APPROVED HEALTH CARE PRODUCTS IS UNCERTAIN AND FAILURE TO OBTAIN REIMBURSEMENT APPROVAL COULD SEVERELY LIMIT THE USE OF OUR PRODUCTS

        Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. If we fail to generate adequate third party reimbursement for the users of our potential products and treatments, then we may be unable to maintain price levels sufficient to realize an appropriate return on our investment in product development.

        In both domestic and foreign markets, sales of our products, if any, will depend in part on the availability of reimbursement from third-party payors, examples of which include:

        -       government health administration authorities;

        -       private health insurers;

        -       health maintenance organizations; and

        -       pharmacy benefit management companies.

        Both federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care through various means. Legislation and regulations affecting the pricing of pharmaceuticals and other medical products may change or be adopted before any of our potential products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and any of our potential products and treatments may ultimately not be considered cost effective by these third parties. Any of these initiatives or developments could negatively impact our business.

OUR ACTIVITIES INVOLVE HAZARDOUS MATERIALS AND IMPROPER HANDLING OF THESE MATERIALS BY OUR EMPLOYEES OR AGENTS COULD EXPOSE US TO SIGNIFICANT FINANCIAL PENALTIES

        Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. As a consequence, we are subject to numerous environmental and safety laws and regulations. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations. Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of an accident of this nature, our use of these materials could be



                                      12.

curtailed by state or federal authorities and we could be held liable for any resulting damages. Should either of these contingencies arise, our business could be materially and adversely affected.

WE MAY NOT BE ABLE TO OBTAIN OR MAINTAIN SUFFICIENT INSURANCE ON COMMERCIALLY REASONABLE TERMS OR WITH ADEQUATE COVERAGE AGAINST POTENTIAL LIABILITIES IN ORDER TO PROTECT OURSELVES AGAINST PRODUCT LIABILITY CLAIMS

        Although we believe that we do not currently have any exposure to product liability claims, our future business will expose us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. We currently have no clinical trial liability insurance and we may not be able to obtain and maintain this type of insurance for any of our clinical trials. In addition, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK AND MAY RESULT IN SIGNIFICANT DILUTION TO OUR CURRENT STOCKHOLDERS

        Sales of a substantial number of shares of our common stock in the public market could significantly and negatively affect the market price for our common stock. As of October 25, 1999, we had outstanding approximately 16,788,293 shares of common stock. As of October 25, 1999, we also had reserved 4,946,196 shares of common stock for issuance upon exercise of outstanding warrants and options that we issued to our employees and other entities.

        In addition, the conversion of outstanding debentures and the exercise of outstanding warrants would result in our issuance of a minimum of 4,369,512 additional shares of common stock in the aggregate. This number of shares could prove to be significantly greater, and you would be increasingly diluted, in the event that the conversion or exercise prices are reduced because we:

        - have a rights offering, or a similar offering of securities to all investors, at less than the conversion or exercise price per share respectively; or

        - issue common stock or securities convertible into common stock, other than under our stock plans or in connection with a strategic joint venture, at a price less than the conversion price per share.

        Current holders of our common stock will also be immediately and substantially diluted to the extent that the weighted average conversion and exercise price of any of the above-described convertible and exercisable securities is less than the price of our common stock on the date holders of these securities convert or exercise their convertible or exercisable securities.

        In connection with the acquisition of Roslin Bio-Med, we issued 2,100,000 shares of our common stock. We are contractually required to register these shares for resale within 120 days following May 3, 1999. We have filed a registration statement covering these shares. Of these shares 860,000 shares are held in escrow. Subject to claims against the shares held in escrow, 545,000 of these shares will be released from escrow to the former Roslin Bio-Med shareholders in November 1999, and the remaining 315,000 shares will be released from escrow to the former Roslin Bio-Med shareholders in May 2000.

        Pursuant to a professional services agreement, we have also agreed to issue and register for resale an additional 75,000 shares of our common stock. Further, in connection with a registration rights agreement with the holders of Series C debentures and warrants, we have agreed to register for resale an aggregate of 2,899,390 shares of our common stock issuable upon conversion of Series C debentures and exercise of Series C warrants, subject to adjustment under certain circumstances. We anticipate this registration will occur in the first quarter of 2000. The registration of all the shares described above will cause them to be saleable in the public markets at the time of and following registration, and could cause downward pressure on the market price of our common stock. Additionally, one of our current strategic partners and stockholders, Pharmacia & Upjohn, has contractually agreed not to sell the 696,787 shares of common stock that it holds until April 2000, at which time these shares will be eligible for sale and freely transferable in the public market.



                                      13.

COMPLIANCE WITH CERTAIN PROVISIONS OF OUR OUTSTANDING DEBENTURES ARE SUBJECT TO OBTAINING APPROVAL OF OUR STOCKHOLDERS, WHICH IS OUTSIDE OUR CONTROL; FAILURE TO OBTAIN SUCH APPROVALS COULD REQUIRE US TO REDEEM THE DEBENTURES

        Currently, we do not have a sufficient number of authorized shares of common stock to fulfill our reserve commitments under our Series C debentures and warrants. An increase in authorized capital would require the approval of our stockholders to amend our Certificate of Incorporation. We cannot assure you that we can obtain such approval. Our failure to do so prior to March 31, 2000 would be an event of default under our Series C debentures and would require us to redeem the remaining debentures at a 15% premium to their principal balance at such time. In addition, under the rules of the Nasdaq Stock Market, we may not issue shares upon conversion of the Series A, B and C debentures in an aggregate amount greater than 19.99 percent of the number of shares outstanding prior to the issuance of the debentures without the prior approval of our stockholders. If, as a result of an adjustment in the conversion price of any of the debentures, we would be required to issue shares of our common stock in excess of such limitation and have not obtained stockholder approval to do so, we would be required to redeem the remaining debentures at a 15% premium to their principal balance at such time. As of the date of this prospectus, approximately $20.5 million aggregate principal amount of debentures is outstanding, including $12.5 million of Series C debentures. Redemption of a significant amount of debentures could deplete our cash reserves significantly.

OUR STOCK PRICE HAS HISTORICALLY BEEN VERY VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE

        Stock prices and trading volumes for many biopharmaceutical companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and your return on your investment.

        Historically, our stock price has been extremely volatile. Between January 1998 and September 1999, our stock price traded as high as $24.50 per share and as low as $3.50 per share. The significant market price fluctuations of our common stock are due to a variety of factors, including:

        -       depth of the market for the common stock;

        -       the experimental nature of our prospective products;

        -       fluctuations in our operating results;

        - market conditions relating to the biopharmaceutical and pharmaceutical industries;

        - any announcements of technological innovations, new commercial products or clinical progress or lack thereof by us, our collaborative partners or our competitors; or

        - announcements concerning regulatory developments, developments with respect to proprietary rights and our collaborations.

        In addition, the stock market is subject to other factors outside our control that can cause extreme price and volume fluctuations. Securities class action litigation has often been brought against companies, including many biotechnology companies, which then experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business.

OUR UNDESIGNATED PREFERRED STOCK MAY INHIBIT POTENTIAL ACQUISITION BIDS; THIS MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK AND THE VOTING RIGHTS OF THE HOLDERS OF COMMON STOCK

        Our certificate of incorporation provides our Board of Directors with the authority to issue up to 3,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of these shares without further vote or action by the stockholders. In March 1998, we designated and issued 15,000 shares as series A preferred stock, all of which have since been converted into common stock or redeemed. As of the date of this prospectus, the Board of Directors still has authority to designate and issue up to 2,985,000 shares of preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock may



                                      14.

delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock may be adversely affected. The issuance of preferred stock may also result in the loss of voting control by others.

PROVISIONS IN OUR CHARTER AND BYLAWS, AND PROVISIONS OF DELAWARE LAW, MAY INHIBIT POTENTIAL ACQUISITION BIDS FOR US, WHICH MAY PREVENT HOLDERS OF OUR COMMON STOCK FROM BENEFITING FROM WHAT THEY BELIEVE MAY BE THE POSITIVE ASPECTS OF ACQUISITIONS AND TAKEOVERS

        In addition to the undesignated preferred stock, provisions of our charter documents and bylaws may make it substantially more difficult for a third party to acquire control of us and may prevent changes in our management, including provisions that:

        -       prevent stockholders from taking actions by written consent;

        - divide the board of directors into separate classes with terms of office that are structured to prevent all of the directors from being elected in any one year; and

        - set forth procedures for nominating directors and submitting proposals for consideration at stockholders' meetings.

        Provisions of Delaware law may also inhibit potential acquisition bids for us or prevent us from engaging in business combinations.

        Either collectively or individually, these provisions may prevent holders of our common stock from benefiting from what they may believe are the positive aspects of acquisitions and takeovers, including the potential realization of a higher rate of return on their investment from these types of transactions.

YEAR 2000 PROBLEMS COULD AFFECT OUR DAY-TO-DAY OPERATIONS AND CAUSE SIGNIFICANT ECONOMIC LIABILITIES

        Potential year 2000 problems are the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or laboratory equipment that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions in operations, including, among other things, a temporary inability to:

        -       process transactions;

        -       send checks;

        -       perform research and development activities; or

        -       engage in similar normal business activities.

        Based on a recent assessment, we have determined that we will be required to modify or replace portions of our software so that our computer systems will function properly with respect to dates in the year 2000 and beyond. These software programs include our accounting package and voicemail system. We presently believe that with modifications to existing software and conversions to new software, potential year 2000 problems will not pose significant operational problems for our computer systems. However, if these modifications and conversions are not made, or are not completed timely, potential year 2000 problems could have a significant and negative impact on our operations.

        We are completing formal communications with all of our significant suppliers, service providers and corporate partners to determine the extent to which our interface systems and other operations are vulnerable to those third parties' failure to remediate their own year 2000 issues. Our total year 2000 project cost and estimated time to complete includes the estimated costs and time associated with the impact of third party year 2000 issues and is based on presently available information. However, we cannot assure you that the systems of other companies on which our systems rely will be upgraded or converted and will not have an adverse effect on our systems. Such suppliers, service providers and corporate partners include our payroll service provider, local financial institutions and website maintenance organization.



                                      15.

        The total cost of our year 2000 project is estimated at $200,000 and is being funded through current cash holdings. Of the total project cost, approximately $100,000 is attributable to the purchase of new software and equipment, which will be capitalized. The remaining $100,000, which will be expensed as incurred, is not expected to have a material effect on our results of operations. To date, we have incurred approximately $175,000 ($85,000 capitalized for new systems and $90,000 expensed), related to the assessment of, and preliminary efforts on, our year 2000 project.

        The costs of the project and the date on which we believe we will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, we cannot assure you that these estimates will prove to be accurate, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

        Although we do not believe that we will incur any material costs or experience material disruptions in our business associated with preparing our internal systems for the year 2000, we cannot assure you that we will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in our internal systems, which are composed of third party software and third party hardware that contains embedded software. The most reasonably likely worst case scenarios could include: (i) corruption of data contained in our internal information systems, (ii) hardware failure, and (iii) the failure of infrastructure services provided by government agencies and other third parties, such as electricity, phone service, water, transport and Internet services.

       YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE
                              INHERENTLY UNCERTAIN

        This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipates," believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. These statements appear throughout the prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to our operations and related industry developments. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus.

                       WHERE CAN YOU FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "Commission." Some information in the registration statement has been omitted from this prospectus in accordance with the Commission rules. We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can read and copy the registration statement as well as reports, proxy statements and other information we have filed with the Commission at the public reference room maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can call the Commission at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the Commission, which may be accessed through the Commission's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning our company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

        The Commission allows us to "incorporate by reference" the information we have previously filed with them, which means we can disclose important information by referring you to those documents. All information that we have incorporated by reference is available to you in accordance with the above paragraph. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supersede this



                                      16.

information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the selling stockholder has sold all the shares.

        The following documents filed with the Commission are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-20859).

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 (File No. 0-20859)

3. Our Current Report on Form 8-K, filed with the Commission on May 4, 1999 (File No. 0-20859).

4. Our Current Report on Form 8-K, filed with the Commission on May 18, 1999 and amended on May 21, 1999 and June 29, 1999 (File No. 0-20859).

5. Our Current Report on Form 8-K, filed with the Commission on October 5, 1999 (File No. 0-20859).

6. The description of our common stock set forth in our registration statement on Form 8-A, filed with the Commission on June 13, 1996 (File No. 0-20859).

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to David L. Greenwood, Chief Financial Officer, Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025, telephone: (650) 473-7700.

                                 USE OF PROCEEDS

        The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock.



                                      17.

                               SELLING STOCKHOLDER

        The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder as of October 28, 1999, the number of shares which may be offered pursuant to this prospectus and the number of shares to be owned by the selling stockholder after this offering. This information is based upon information provided by the selling stockholder. Because the selling stockholder may offer all, some or none of its common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after the offering can be provided.

        To our knowledge, the stockholder named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned. Percent of beneficial ownership is calculated assuming the sale of all shares offered and 16,788,293 shares of common stock outstanding as of October 28, 1999.

        The number of shares set forth in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. The selling stockholder will acquire such shares upon conversion of outstanding Series C debentures and exercise of outstanding Series C warrants. The actual number of shares of common stock potentially issuable upon conversion of debentures and exercise of warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which are not known at this time. The actual number of shares of common stock offered hereby, and included in the registration statement of which this Prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the warrants by reason of any stock split, stock dividend or similar transaction, in accordance with Rule 416 under the Securities Act.

        This prospectus covers the sale of all 2,319,512 shares that we expect to be issuable to the selling stockholder based on the current conversion and exercise prices. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the warrants is indeterminate and could be materially less or more than the amount estimate due to the conversion and exercise price adjustment provisions contained in the debentures and the warrants. We have therefore registered, under a registration statement on Form S-3 of which this prospectus is a part, 579,878 more shares than are covered by this prospectus for sale by the selling stockholders in the event the actual number of shares issuable upon conversion of the debentures or exercise of warrants increases as a result of adjustments in the conversion or exercise prices. These additional shares may be sold by the selling stockholder only after we reflect the change in the number of shares offered in a supplement to this prospectus. This table assumes no price adjustment to the conversion price of the debentures or exercise price of the warrants. The selling stockholder may sell all, some or none of the shares that it may acquire upon its exercise of warrants or conversion of debentures.

        The terms of the Series A, B and C debentures and warrants provide that the debentures are convertible and the warrants are exercisable by a holder only to the extent that the number of shares of common stock issuable upon such conversion or exercise, together with the number of shares of common stock beneficially owned by that holder and its affiliates, determined in accordance with Section 13(d) of the Exchange Act, would not exceed 9.9% of our then-outstanding common stock. Accordingly, the number of shares of common stock set forth in the table as beneficially owned by the selling stockholder exceeds the number of shares of common stock that it could own beneficially at any given time as a result of its ownership of the debentures and warrants. In that regard, beneficial



                                      18.

ownership of the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

        The number of shares beneficially owned prior to this offering includes 916,666 shares issuable upon conversion of Series A and Series B debentures and exercise of Series A and B warrants, which have been registered for sale by the selling stockholder under another prospectus, and 2,319,512 shares currently issuable upon conversion of Series C debentures and exercise of Series C warrants.


                                                                           SHARES BENEFICIALLY
                                         SHARES BENEFICIALLY   SHARES      OWNED AFTER OFFERING
                                            OWNED PRIOR TO      BEING      ---------------------
SELLING STOCKHOLDER                            OFFERING        OFFERED      NUMBER      PERCENT
-------------------                      -------------------   -------      --------    -------
RGC International Investors, LDC               3,236,718      2,319,512      916,666      5.5



                                      19.

                              PLAN OF DISTRIBUTION

        The shares being offered by the selling stockholder or its respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions, on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading:

        -       in privately-negotiated transactions;

        -       through the writing of options on the shares;

        -       short sales; or

        -       any combination thereof.

The sale price to the public may be:

        -       the market price prevailing at the time of sale;

        -       a price related to such prevailing market price;

        -       at negotiated prices; or

        - such other price as the selling stockholder determines from time to time.

The shares may also be sold pursuant to Rule 144. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

        The selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

        The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

        The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.



                                      20.

        We have agreed to indemnify the selling stockholder and certain transferees against certain liabilities, including liabilities under the Securities Act in connection with the sale of the common stock by the selling stockholder or to contribute to payments the selling stockholder or such transferees may be required to make in respect of such liabilities. We have agreed to pay all reasonable fees and expenses incident to the filing of this registration statement, estimated to be approximately $25,000. We also agreed to reimburse Rose Glen Capital Management, L.P., investment manager to RGC International Investors, LDC, for expenses incurred by the selling stockholder in its purchase of the debentures and warrants, up to a maximum of $25,000.



                                      21.

                                  LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward LLP.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited the consolidated financial statements included in our Annual Report on Form 10-K for the three years ended December 31, 1998, as set forth in their report which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance upon Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

        The audited financial statements and schedules of Roslin Bio-Med Limited, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen, independent public accountants, as indicated in their report dated April 15, 1999, and are included herein in reliance upon the authority of said firm as experts in giving said report.



                                      22.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholder of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. The extent of these expenses is set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee                                $ 7,988
Legal fees and expenses                              17,000
Accounting fees and expenses                          3,000
Miscellaneous expenses                                2,012
                                                    -------
               Total                                $30,000
                                                    =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the registrant carries director and officer liability insurance.

        In connection with this offering, the selling stockholder has agreed to indemnify the registrant, its directors and officers and each person who controls the registrant, against any and all liability arising from inaccurate information provided to the registrant by the selling stockholder and contained herein.

ITEM 16. EXHIBITS.

EXHIBITS.
---------
  5.1*    Opinion of Cooley Godward LLP

  23.1    Consent of Ernst & Young LLP, Independent Auditors

  23.2    Consent of Arthur Andersen, Independent Public Accountants

  23.3    Consent of Cooley Godward LLP (included in Exhibit 5.1)

  24.1*   Power of Attorney (see page II-4)

*       To be filed by amendment.



                                     II-1.

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.



                                     II-2.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Geron Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California, on October 29, 1999.

                                        GERON CORPORATION

                                        By: /s/ David L. Greenwood
                                           -------------------------------------
                                           David L. Greenwood
                                           Chief Financial Officer



                                     II-3.

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas B. Okarma and David L. Greenwood, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                           TITLE                             DATE
         ---------                           -----                             ----
/s/ Thomas B. Okarma              President, Chief Executive Officer     October 29, 1999
-----------------------------     and Director
Thomas B. Okarma


/s/ David L. Greenwood            Senior Vice President and Chief        October 29, 1999
-----------------------------     Financial Officer (Principal
David L. Greenwood                Financial and Accounting Officer)


/s/ Alexander E. Barkas           Director                               October 29, 1999
-----------------------------
Alexander E. Barkas


/s/ Ronald W. Eastman             Director                               October 29, 1999
-----------------------------
Ronald W. Eastman


                                  Director                               October 29, 1999
-----------------------------
Edward V. Fritzky


                                  Director                               October 29, 1999
-----------------------------
Thomas D. Kiley


/s/ Gary L. Neil                  Director                               October 29, 1999
-----------------------------
Gary L. Neil

/s/ Robert B. Stein               Director                               October 29, 1999
------------------------------------
Robert B. Stein


                                  Director                               October 29, 1999
-----------------------------
John P. Walker

                                INDEX TO EXHIBITS

   EXHIBIT NUMBER        DESCRIPTION
   --------------        -----------
         23.1         Consent of Ernst & Young LLP, Independent Auditors

         23.2         Consent of Arthur Andersen, Independent Public Accountants